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                                                                    EXHIBIT 23.6

       [Letterhead of Merrill Lynch, Pierce, Fenner & Smith Incorporated]


         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


We hereby consent to the inclusion of our opinion letter dated February 6, 2000 to the board of directors of Pfizer Inc. as Annex C to the proxy statement/prospectus relating to the proposed merger of Pfizer Inc. and Warner-Lambert Company and to the references thereto in such proxy statement/prospectus under the captions "Chapter One - The Merger - Summary - Opinions of Financial Advisors," "- The Proposed Merger - Background of the Merger," "- Our Reasons for the Merger," "- Factors Considered by, and Recommendation of, the Board of Directors of Pfizer," and "- Opinions of Financial Advisors - Opinions of Pfizer's Financial Advisors - Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated." In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.



New York, New York
February 22, 2000



                          /s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
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                              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED